Exhibit 3.11

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

FIRST:        The name of the limited liability company is Atlas Pipeline NGL Holdings, LLC.

SECOND:
The address of its registered office in the state of Delaware is 110 S. Poplar             Street, Suite 101, City of Wilmington, County of New Castle, State of Delaware             19801. The name of its registered agent at such address is Andrew M. Lublin.

THE UNDERSIGNED is authorized to execute and file this Certificate of Formation for the purpose of forming the Company as a limited liability company pursuant to the laws of the State of Delaware, and accordingly has hereto set her hand this 21st day of April, 2011.

/s/ Lisa D. Schumm
Lisa D. Schumm, Authorized Person

STATE of DELAWARE
CERTIFICATE of AMENDMENT

1. Name of Limited Liability Company: Atlas Pipeline NGL Holdings, LLC.

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company shall be Martin Midstream NGL Holdings, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 15th day of May, 2014.

Martin Operating Partnership L.P., its sole member
By: Martin Operating GP LLC, its general partner
By: Martin Midstream Partners L.P., its sole member
By: Martin Midstream GP LLC, its general partner

By: /s/ Chris Booth
Authorized Person
Chris Booth
Executive Vice President, Chief Legal Officer,                                     Secretary and General Counsel.